Exhibit 10.20

PLAINS EXPLORATION & PRODUCTION COMPANY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) by and between Plains Exploration & Production Company, a Delaware corporation (“Company”), and Winston M. Talbert (“Employee”) is entered into effective as of November 8, 2006 (the “Effective Date”).

WHEREAS, Company desires to employ Employee and Employee desires to be employed by Company; and

WHEREAS, the parties have previously entered into a First Amendment to this Agreement; and

WHEREAS, the parties desire to restate this Agreement to incorporate the First Amendment and to make certain other changes which are incorporated herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Employment-at-will. Company agrees to employ Employee, and Employee hereby agrees to be employed by Company. Employment of Employee shall be at will and may be terminated by either party on the terms and conditions set forth in this Agreement.

2. Term of Employment. Subject to the provisions for termination provided in the Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue through the third anniversary of the Effective Date. The Term shall be automatically renewed and extended for a period of twenty-four (24) months commencing on the annual anniversary of the Effective Date and on each successive day thereafter.

3. Employee’s Duties. During the Term, Employee shall serve as Executive Vice President & Chief Financial Officer of Company, with such customary duties and responsibilities as may from time to time be assigned to him by the Company or the Chief Executive Officer, provided that such duties are at all times consistent with the duties of such position. Employee shall report directly to the Chief Executive Officer. Employee agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or a director of any of Company’s subsidiaries. For purposes of this Agreement, a “Subsidiary” shall mean any entity in which Company owns a majority of the voting stock of the class of securities (or other interests in the case of a limited liability company or partnership) that may vote in the election of the members of the governing body of such entity. Notwithstanding the foregoing, during the Term, Employee may engage in the following activities so long as they do not interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder: (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach on a part-time basis at educational institutions but not more than 20 hours per month, and (iii) manage his personal investments; provided, however, that in no event shall the conduct of any such activities by Employee be deemed to materially interfere with Employee’s duties hereunder until Employee has been notified in writing thereof by the Chief Executive Officer and given a reasonable period in which to cure such interference. In addition, Employee shall be permitted to manage his personal investments provided that such management shall not interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder or violate Company’s conflicts policy as in effect from time to time. Notwithstanding the foregoing, Company agrees that Employee’s management of his current personal investments, as disclosed to Company prior to the Effective Date, shall not be deemed to materially interfere with his duties hereunder.

4. Compensation.

(a) Base Compensation. For services rendered by Employee under this Agreement, Company shall pay to Employee a base salary (“Base Compensation”) of $500,000 per annum payable in accordance with Company’s customary payroll practice for its senior executive officers. The amount of Base Compensation shall be reviewed periodically by the Compensation Committee of the Board of Directors (the “Committee”) and may be increased from time to time as the Committee may deem appropriate. Base Compensation, as in effect at any time, may not be decreased without the prior written consent of Employee.

(b) Annual Bonus. In addition to his Base Compensation, Employee shall be eligible to receive each year during the Term, a cash incentive payment (“Bonus”) in an amount determined by the Committee based on Employee’s individual performance and the performance of Company. The Target Bonus shall be an amount equal to 100% of Employee’s Base Compensation (“Target Bonus”). Such bonus, if any, shall be paid not later than the fifteenth day of the third calendar month following the later of (i) the last day of the calendar year in which the bonus was earned or (ii) the last day of the Company’s fiscal year in which the bonus was earned ends.

(c) Equity Compensation. Employee shall be eligible to participate in any equity compensation arrangement or plan offered by the Company to senior executives on such terms and conditions as the Compensation Committee of the Board shall determine. Nothing herein shall be construed to give Employee any rights to any amount or type of awards, or rights as a shareholder pursuant to any such plan, grant or award except as provided in such award or grant to Employee provided in writing and authorized by the Compensation Committee of the Board.

5. Other Benefits; Business Expenses.

(a) Employee shall be entitled to participate in all incentive compensation plans and to receive all fringe benefits and perquisites offered by Company to any of its senior executive officers, including, without limitation, participation in the various health, retirement, life insurance, short-term and long-term disability insurance, parking and other employee benefit plans or programs provided to the employees of Company in general, subject to the regular eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved by the

Committee during the Term, all on a basis at least as favorable to Employee as may be provided to similarly situated senior executive officers of Company. Employee shall be entitled to take appropriate and reasonable annual vacation time provided that such vacation time does not interfere with his duties hereunder. Company shall reimburse Employee for monthly country or golf and luncheon club dues and one club initiation fee.

(b) Company shall reimburse Employee for all reasonable business expenses incurred by Employee in the performance of his duties; which expenses will be subject to the oversight of Company’s audit committee in the normal course. It is understood that Employee is authorized to incur reasonable business expenses for promoting the business of Company, including reasonable expenditures for travel, lodging, meals and client or business associate entertainment. Request for reimbursement for such expenses must be accompanied by appropriate documentation. Employee shall be entitled to personal use of Company aircraft in accordance with Company policy for such use by senior executives.

6. Termination. Employee’s employment may be terminated as set forth below:

(a) Resignation. Employee may resign his position at any time. In the event of such resignation, except as otherwise provided below, Employee shall not be entitled to further compensation pursuant to this Agreement except as may be provided by the terms of any benefit plans of Company in which Employee may be a participant, and the terms of any outstanding equity grants, and for salary accrued but unpaid through the date of resignation and reimbursement of expenses prior to such date.

(b) Death. If Employee’s employment is terminated due to his death, this Agreement shall terminate and Company shall have no obligations to his legal representatives with respect to this Agreement other than the payment of benefits and salary as described in Section 6(a) above.

(c) Other Termination.

(i) Company may terminate this Agreement and Employee’s employment for any reason deemed sufficient by Company upon notice as provided in Section 10. For purposes of this Agreement, acceptance by the Company of the Employee’s resignation upon request or by mutual agreement shall be deemed to be a termination by the Company. Except as otherwise provided below, in the event that Employee’s employment is terminated by Company for any reason other than Cause, then in addition to any compensation or benefits to which Employee may be entitled through the Date of Termination (as defined below): (A) Company shall pay Employee immediately upon termination of Employee’s employment a lump sum equal to one times the sum of the Base Compensation and the Target Bonus; (B) for the 12-month period after the Date of Termination, Company shall continue to cover the Employee (and Employee’s dependents) in the medical plan sponsored by Company (or any successor) for its employees, provided the Employee timely remits to Company the applicable monthly COBRA premium (less the COBRA administrative surcharge) for such continued coverage; and (C) Company shall reimburse the Employee for any medical premium expenses incurred by the Employee under (B) within 30 days after the date of such payment by the Employee.

(ii) If (A) James C. Flores ceases to be Chief Executive Officer, or (B) Employee is no longer reporting directly to James C. Flores, and either (x) Employee resigns within six (6) months of (A) or (B) above, (y) his employment is terminated for any reason other than Cause or Disability, or (z) Employee resigns for Good Reason, then in addition to any compensation or benefits to which Employee may be entitled through the Date of Termination (X) Company shall pay Employee immediately upon termination of Employee’s employment a lump sum equal to two times the sum of the Base Compensation and the Target Bonus; (Y) for the 24-month period after the Date of Termination (as defined below), Company shall continue to cover the Employee (and Employee’s dependents) in the medical plan sponsored by Company (or any successor) for its employees, provided the Employee timely remits to Company the applicable monthly COBRA premium (less the COBRA administrative surcharge) for such continued coverage; and (Z) Company shall reimburse the Employee for any medical premium expenses incurred by the Employee under (Y) within 30 days after the date of such payment by the Employee. Notwithstanding the foregoing, in the event that James C. Flores ceases to be Chief Executive Officer due to his death or Disability, Employee shall be entitled to the compensation and benefits under this paragraph only if Employee is terminated for any reason other than Cause or Disability or Employee resigns for Good Reason.

(iii) Except as set forth in Section 6(c)(iv) below, if within a one-year period following a Change of Control, Employee resigns or is terminated for any reason, then in addition to any compensation or benefits to which Employee may be entitled through the Date of Termination (A) Company shall pay Employee immediately upon termination of Employee’s employment a lump sum equal to three (3) times the sum of the Base Compensation and the Target Bonus; (B) for the 36-month period after the Date of Termination, Company shall continue to cover the Employee (and Employee’s dependents) in the medical plan sponsored by Company (or any successor) for its employees, provided the Employee timely remits to Company the applicable monthly COBRA premium (less the COBRA administrative surcharge) for such continued coverage; and (C) Company shall reimburse the Employee for any medical premium expenses incurred by the Employee under (B) within 30 days after the date of such payment by the Employee.

(iv) If following a Change of Control, (A) the surviving entity requests employee to remain employed by the Company (B) James C. Flores is the President, Chief Executive Officer, or Chairman of the Board; and (C) Employee is reporting directly to James C. Flores, then Employee may not resign under Section 6 (c)(iii) until six months after the date of the Change of Control. Notwithstanding the foregoing, if, following a Change of Control, James C. Flores ceases to be President, Chief Executive Officer or Chairman of the Board due to his death or Disability prior to the expiration of the six (6) months from the date of the Change in Control, Employee shall be entitled to the compensation and benefits under subsection 6(c)(iii) and 6(h) if Employee resigns for Good Reason.

(v) To the extent the health care coverage or benefits received by Employee after termination are taxable to Employee, Company shall make Employee “whole” on a net after tax basis by reimbursing the Employee for such amount no later than 10 days after such taxes are remitted by the Employee to the IRS; provided, however, that such coverage shall cease if Employee obtains comparable replacement coverage (although Employee shall have no obligation to pursue such coverage).

(vi) In the event of Employee’s termination or resignation under the circumstances described in Sections 6(b) or 6(c)(i)(ii) all then outstanding Company stock-based awards of Employee, other than the awards dated the date of this agreement (which shall be governed by the terms of agreement with respect to such award), and all equity compensation described in Section 4(c) shall become immediately exercisable and payable in full, as the case may be, with any performance goals associated therewith being deemed to have been achieved at the maximum levels and all restrictions removed with respect thereto (including without limitation with respect to any options that would otherwise vest in accordance with performance goals and any grants of restricted stock that shall have been granted prior to the Effective Date).

(vii) Company shall reimburse Employee for business expenses properly incurred prior to the Date of Termination, regardless of the circumstances of termination.

(viii) Notwithstanding the foregoing provisions of this Section 6, in the event Employee is terminated because of Cause, Company shall have no obligations pursuant to this Agreement after the Date of Termination other than reimbursement of expenses incurred prior to such date. For purposes herein, “Cause” means (A) the failure by Employee to perform reasonably assigned duties with Company, (B) the engaging by Employee in conduct which is demonstrably and materially injurious to Company and its Subsidiaries taken as a whole, (C) Employee’s having been convicted of, or entered a plea of nolo contendere to burglary, larceny, murder or arson or a crime involving deceit, fraud, perjury or embezzlement, or (D) failure to notify Company of any actual or apparent conflicts of interest relating to Employee’s management of personal investments in accordance with Section 3 of this Agreement. Notwithstanding the foregoing, prior to any termination for Cause under clauses (A), (B) or (D) of the preceding sentence, (X) Company must provide Employee with reasonable notice detailing the failure or conduct which the Chief Executive Officer believes to constitute Cause, (Y) Company must provide Employee a reasonable opportunity to cure such failure or conduct, and (Z) after such notice and an opportunity to cure, the Chief Executive Officer must reasonably determine that Employee has not cured such failure or conduct. Employee shall not be deemed to have been terminated for Cause unless and until Employee shall have been provided an opportunity to be heard in person by the Compensation Committee (with the assistance of Employee’s counsel if Employee so desires), and the Compensation Committee must unanimously approve the termination of Employee for Cause.

(ix) Notwithstanding the foregoing or anything herein to the contrary, if any amounts payable hereunder are reasonably determined by the Company to be “nonqualified deferred compensation” payable to a “specified employee” upon “separation from service” (within the meaning of section 409A of the Internal Revenue Code of 1986 as amended and any applicable regulations or other guidance issued pursuant thereto (the “Code”)) then, except for the maximum amounts that may be immediately payable upon such separation from service (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for separation pay only upon an involuntary separation from service), which amounts shall be immediately payable, all remaining amounts hereunder shall not be paid upon separation from service, but shall be paid as described below. As soon as administratively feasible upon the Employee’s separation from service, or, if earlier, upon a Change of Control, the maximum amount which may become payable to Employee after separation from service (other than the amount that may be immediately payable in accordance with the preceding sentence) shall be contributed to the trustee of a “rabbi” trust (the “Trust”). Such amounts that would otherwise be payable upon separation from service shall be held by the trustee pursuant to the terms of such Trust and paid to Employee as of the earlier of: (1) the first day that is six months following his separation from service; or (2) Employee’s date of death. Such amounts (including any such amounts that would otherwise be payable in installments commencing on separation from service) shall be accumulated and paid in a lump sum with interest (based on the “prime rate” as published in the Wall Street Journal, plus one (1) percent) on the date that is the earlier of (1) or (2) above and shall be paid in installments (to the extent applicable) thereafter.

(x) Any expenses reimbursed/in-kind benefits provided under (i), (ii) and (iii) hereof will not affect the expenses eligible for reimbursement/in-kind benefits provided in any other year.

(d) Disability. Except as provided in Section 6(c)(iii), if Employee shall have been absent from the full-time performance of Employee’s duties with Company for six consecutive months as a result of Employee’s incapacity due to physical or mental illness as determined by Employee’s physician (“Disability”), Employee’s employment may be terminated by Company for Disability. If Employee’s employment is terminated for Disability, Employee shall be entitled to the compensation and benefits provided in Section 6(c)(i) hereof. If Employee fails during any period during the Term to perform Employee’s full-time duties with Company as a result of incapacity due to physical or mental illness, as determined by Employee’s physician, Employee shall continue to receive his benefits under this Agreement during such period until this Agreement is terminated for Disability by Company.

(e) Notice of Termination. Any purported termination of Employee’s employment by Company or by Employee shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof Any Notice of Termination shall be deemed to also be Employee’s resignation as director or officer of any subsidiary of the Company.

(f) Date of Termination. “Date of Termination” shall mean in the case of Employee’s death, his date of death, and in all other cases, the date specified in the Notice of Termination. If no notice is given by Employee, termination shall be effective on the last date Employee reported for work with Company, and shall be deemed to be a voluntary termination.

(g) Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Section 6 by seeking other employment or otherwise, nor, except as provided in Section 6(c)(v), shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by Employee as a result of employment by another employer, self-employment earnings, by retirement benefits, by offset against any amount claimed to be owing by Employee to Company, or otherwise.

(h) Full Tax Gross-Up of Payments. In the event that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) made or provided to or for the benefit of Employee in connection with this Agreement, or Employee’s employment with Company or the termination thereof (the “Payments”) is determined to be subject to any additional tax imposed by Section 4999 or 409A of the Code or any interest or penalties with respect to such additional taxes (such additional taxes, together with any such interest and penalties, are collectively referred to as the “Excise Taxes”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) from Company such that the net amount received by the Employee after paying any applicable Excise Taxes and any federal, state or local income or FICA taxes on such Gross-Up Payment, shall be equal to the amount Employee would have received if such Excise Taxes were not applicable to the Payments.

For purposes of determining whether any of the Payments will be subject to the Excise Taxes and the amount of such Excise Taxes, (i) all of the Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Employee, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code; (ii) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (as the term “base amount” is defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Tax Counsel in accordance with the principles of Sections

280G(d) and 409A of the Code; and (iv) all Payments shall be deemed subject to the Excise Tax pursuant to section 409A of the Code unless, in the opinion of Tax Counsel, such Payments are not subject to Excise Tax pursuant to section 409A. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Payments are made and State and local income taxes at the highest marginal rate of taxation in the State and locality of the Employee’s residence on the date the Payments are made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such State and local taxes.

In the event that the Excise Taxes are determined by the IRS, on audit or otherwise, to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make another Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Employee with respect to such excess) within ten (10) business days following the date that the Employee remits to the IRS such additional Excise Taxes. The Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments.

If a termination of the Employee’s employment shall have occurred, the Company shall promptly reimburse to the Employee all reasonable attorneys fees and expenses necessarily incurred by the Employee in disputing in good faith any issue with the Company or its affiliates pursuant to this Agreement or asserting in good faith any claim, demand or cause of action against the Company or its affiliates pursuant to this Agreement. Such reimbursements shall be made within ten (10) business days after delivery of the Employee’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. This reimbursement obligation shall remain in effect following the Employee’s termination of employment for the applicable statute of limitations period relating to any such claim, and the amount of reimbursements hereunder during any calendar year shall not affect the expenses eligible for reimbursement in any other year.

The Gross-Up Payments provided to the Employee shall be made not later than the tenth (10th) business day following the date the Employee remits to the IRS any such Excise Taxes; provided, however, that if the amounts of such Gross-Up Payments cannot be finally determined on or before the due date of any Excise Tax return required as a result of the Payments, the Company shall pay to the Employee within 10 days after the date Employee remits to the IRS such Excise Taxes, an estimate of the Gross-Up Payments due, as determined in good faith by the Employee and the Company, the estimate to be of the minimum amount of such payments to which the Employee is clearly entitled. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a non-interest bearing loan by the Company to the Employee, payable on the tenth (10th) business day after demand by the Company. At the time the payments are made under this Agreement, the Company shall provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitations any opinions or other advice the Company has received from Tax Counsel or other advisors or consultants and any such opinions or advice which are in writing shall be attached to the statement.

Any Gross-Up Payments hereunder will not affect the expenses eligible for reimbursement provided in any other year and this Tax Gross-Up provision shall remain in effect until the applicable 280G and 409A statute of limitations has ended.

(i) Change in Control. For purposes of this Agreement, a Change in Control shall mean an occurrence of the following during the Term:

(i) The “acquisition” by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of any securities of Company which generally entitles the holder thereof to vote for the election of directors of Company (the “Voting Securities”) which, when added to the Voting Securities then “Beneficially Owned” by such Person, would result in such Person either “Beneficially Owning” fifty percent (50%) or more of the combined voting power of Company’s then outstanding Voting Securities or having the ability to elect fifty percent (50%) or more of Company’s directors; provided, however, that for purposes of this paragraph (i) of Section 6(i), a Person shall not be deemed to have made an acquisition of Voting Securities if such Person: (a) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities solely as a result of open market acquisition of Voting Securities by Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; (b) is Company or any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by Company (a “Controlled Entity”); (c) acquires Voting Securities in connection with a “Non Control Transaction” (as defined in paragraph (iii) of this Section 6(i)); or (d) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities as a result of a transaction approved by a majority of the Incumbent Board (as defined in paragraph (ii) below); or

(ii) The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that if either the election of any new director or the nomination for election of any new director by Company’s stockholders was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) The consummation of a merger, consolidation or reorganization involving Company (a “Business Combination”), unless (1) the stockholders of Company, immediately before the Business Combination, own, directly or indirectly immediately following the Business Combination, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before the Business Combination, and (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Business Combination constitute at least a majority of the members of the Board of Directors of the Surviving Corporation, and (3) no Person (other than (x) Company or any Controlled Entity, (y) a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by Company, the Surviving Corporation or any Controlled Entity, or (z) any Person who, immediately prior to the Business Combination, had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities) has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a Business Combination described in clauses (1), (2) and (3) of this paragraph shall be referred to as a “Non-Control Transaction”);

(iv) A complete liquidation or dissolution of Company; or

(v) The sale or other disposition of all or substantially all of the assets of Company to any Person (other than a transfer to a Controlled Entity).

Notwithstanding the foregoing, if Employee’s employment is terminated and Employee reasonably demonstrates that such termination (x) was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (y) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes hereof, the date of a Change in Control with respect to Employee shall mean the date immediately prior to the date of such termination of employment.

A Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the then outstanding Voting Securities is Beneficially Owned by (x) a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by Company or any Controlled Entity or (y) any corporation which, immediately prior to its acquisition of such interest, is owned directly or indirectly by the stockholders of Company in substantially the same proportion as their ownership of stock in Company immediately prior to such acquisition.

Any event that would otherwise constitute a Change in Control shall not be deemed to be a Change in Control if (i) the Incumbent Board continues to constitute a majority of the Board (ii) James C. Flores continues to serve as Chairman of the Board and Chief Executive Officer, and (iii) Employee maintains his same position of employment and reporting relationship with the Company after such event for a period of at least two years.

(j) Resignation for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (1) the material breach of any of the Company’s obligations under this Agreement without Employee’s written consent or (2) the occurrence of any of the following circumstances, without Employee’s written consent:

(i) the change of Employee’s title or the assignment to Employee of any duties that materially adversely alter the nature or status of Employee’s office, title, responsibilities, including reporting responsibilities, from those in effect immediately prior to such assignment;

(ii) the failure by Company to continue in effect any compensation plan in which Employee participates that is material to Employee’s total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Company to continue Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable to Employee, unless any such failure to continue in effect any compensation plan or participation relates to a discontinuance of such plans or participation on a management-wide or Company-wide basis;

(iii) the taking of any action by Company which would directly or indirectly materially reduce or deprive Employee of any material pension, welfare or fringe benefit then enjoyed by Employee, unless such action relates to a discontinuance of benefits on a management-wide or Company-wide basis;

(iv) the relocation of Company’s principal executive offices outside the greater Houston, Texas metropolitan area, or Company’s requiring Employee to relocate anywhere other than the location of Company’s principal executive offices, except for required travel on Company’s business to an extent substantially consistent with Employee’s obligations under this Agreement.

Employee’s continued employment following any event, act or omission, regardless of the length of such continued employment, shall not constitute Employee’s consent to, or a waiver of Employee’s rights with respect to, such event, act or omission constituting a Good Reason circumstance hereunder.

7. Restrictive Covenants.

(a) Confidential Information, Unauthorized Disclosure. Employee acknowledges that during the Term, Company may disclose to Employee or provide Employee with access to trade secrets or confidential information of Company or its Subsidiaries; or place Employee in a position to develop business goodwill on behalf of Company or its Subsidiaries; or entrust Employee with business opportunities of Company or its Subsidiaries. During the period of his employment hereunder and for a period of two (2) years following the termination of employment, the Employee shall not, whether during the period of his employment hereunder or thereafter, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of his duties as an executive of Company, any confidential information obtained by him while in the employ of Company with respect to Company’s business, including but not limited to technology, know-how, processes, maps, geological and geophysical data, other proprietary information and any information whatsoever of a confidential nature, the disclosure of which he knows or should know will be damaging to Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Employee) or any information which the Employee may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

(b) Non-Competition. As part of the consideration for the compensation and benefits to be paid to Employee hereunder; to protect the trade secrets and confidential information of Company or its Subsidiaries that have been and will in the future be disclosed or entrusted to Employee; the business good will of Company or its Subsidiaries that has been and will in the future be developed by Employee or the business opportunities that have been and will in the future be disclosed or entrusted to Employee by Company or its Subsidiaries; and as an additional incentive for Company to enter into this Agreement, Company and Employee agree to the following competition provisions:

During the Term and for a period of one year thereafter, Employee shall not in North America, directly or indirectly engage in or become interested financially in as a principal, employee, partner, shareholder, agent, manager, owner, advisor, lender, guarantor of any person engaged in any business substantially identical to the Business (defined below); provided, however, that Employee may invest in stock, bonds or other securities in any such business (without participating in such business) if. (i)(A) such stock, bonds or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market and (B) its investment does not exceed, in the case of any capital stock of any one issuer, 5% of the issued and outstanding capital stock, or in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding, or (ii) such investment is completely passive and no control or influence over the management or policies of such business is exercised. The term “Business” shall mean the exploration, development and production of crude petroleum and natural gas. Notwithstanding the foregoing provisions of this Section 7(b), in the event of a termination of Employee’s employment by Company without Cause or in the event of Employee’s resignation for Good Reason, Employee shall have no further obligations under this Section 7(b).

(c) Non-Solicitation. Employee undertakes toward Company and is obligated, during the Term and for a period of one year thereafter, not to solicit or hire, directly or indirectly, in any manner whatsoever (except in response to a general solicitation), in the capacity of employee, consultant or in any other capacity whatsoever, one or more of the employees, directors or officers or other persons (hereinafter collectively referred to as “Employees”) who at the time of solicitation or hire, or in the 90 day period prior thereto, are working full-time or part-time for Company or any of its Subsidiaries and not to endeavour, directly or indirectly, in any manner whatsoever, to encourage any of said Employees to leave his or her job with Company or any of its Subsidiaries and not to endeavour, directly or indirectly, and in any manner whatsoever, to incite or induce any client of Company or any of its Subsidiaries to terminate, in whole or in part, its business relations with Company or any of its Subsidiaries.

(d) Enforcement. It is the desire and intent of the parties that the provisions of this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 7 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable. Such deletion shall apply only with respect to the operation of such provisions of this Section 7 in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this Section 7 is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Employee hereby consents and agrees that such scope may be judicially modified in any proceeding brought to enforce such restriction.

(e) Remedies. In the event of a breach or threatened breach by the Employee of the provisions of this Section 7, Company shall be entitled to an injunction and such other equitable relief as may be necessary or desirable to enforce the restrictions contained herein. Nothing herein contained shall be construed as prohibiting Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.

8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Company or any of its affiliated companies and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any stock option or other agreements with Company or any of its affiliated companies.

9. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer, except by will or the laws of descent and distribution.

10. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by overnight courier or by facsimile with confirmation of receipt or on the third business day after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Company at its principal office address and facsimile number, directed to the attention of the Board with a copy to the Secretary of Company, and to Employee at Employee’s residence address and facsimile number on the records of Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Successors; Binding Agreement.

(a) Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of Company (“Successor”) or any corporation which becomes the ultimate parent corporation of Company or any such Successor (“Ultimate Parent”) to expressly assume and agree in writing satisfactory to the Employee to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place; provided, however, that express assumption shall not be required where this Agreement is assumed by operation of law. As used in this Agreement, including, without limitation, in Section 3, the term “Company” shall include any Successor and Ultimate Parent which executes and delivers the Agreement as provided for in this Section 12 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law. If the Company fails to obtain a satisfactory agreement from any successor to assume and perform this Agreement, Employee’s resignation within a one-year period immediately following the Change of Control shall be deemed to be a termination without Cause pursuant to Section 6(c)(iii).

(b) After the death or Disability of Employee, this Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13. Indemnification. During the Term and for a period of six years thereafter, Company shall cause Employee to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of Company or service in other capacities at the request of Company. The coverage provided to Employee pursuant to this Section 13 shall be of a scope and on terms and conditions at least as favorable as the most favorable coverage provided to any other officer or director of Company (or any successor). In addition, to the maximum extent permitted by the by-laws of Company in effect from time to time and applicable law, during the Term and for a period of six years thereafter, Company shall indemnify Employee against and hold Employee harmless from any costs, liabilities and losses for Employee’s services as an employee, officer and director of Company (or any successor).

14. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee, his spouse, his estate or beneficiaries, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

15. Legal Fees. If either party to this Agreement brings legal action to enforce the terms of this Agreement against another party to this Agreement, except as may otherwise be ordered by the court or other forum, each such party shall be liable for his or its own expenses incurred in such legal action including costs of court or other forum and the fees and expenses of counsel; provided, however, the Company shall pay all of the Employee’s actual legal fees and expenses reasonably incurred by the Employee in (i) any claim by the Employee following a Change in Control, (ii) any claim by the Employee brought at a time during which James C. Flores is not the President, Chief Executive Officer or Chairman of the Board of the Company; or (iii) any successful claim against the Company or its successor in interest. All reimbursements by the Company hereunder shall be made within ten (10) business days after delivery of the Employee’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. This reimbursement obligation shall remain in effect following the Employee’s termination of employment for the applicable statute of limitations period relating to any such claim, and the amount of reimbursements hereunder during any calendar year shall not affect the expenses eligible for reimbursement in any other year.

16. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is an integration of the parties’ agreement: no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Employee represents and warrants that the execution of this Agreement will not result in any breach of any prior or existing agreement executed by Employee with respect to any third party. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter and supersedes and replaces in full all prior written or oral agreements and understandings between the parties with respect to such subject matters.

- SIGNATURE PAGE FOLLOWS -

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement as of November 20, 2007, effective for all purposes as provided above on the Effective Date.

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ James C. Flores
James C. Flores
Chief Executive Officer

EMPLOYEE

/s/ Winston M. Talbert
Winston M. Talbert

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